EXHIBIT 99.1

News Release

Mattson Technology Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963

MATTSON TECHNOLOGY, INC. REPORTS RESULTS FOR
THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2013
FREMONT, Calif. - FEBRUARY 20, 2014 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the fourth quarter and the year ended December 31, 2013.

Business Highlights:

•
Net revenue for the fourth quarter was $40.8 million, representing a $6.9 million, or 21 percent, increase compared to net revenue of $33.8 million in the third quarter of 2013 and a $20.0 million, or 97 percent, increase compared to net revenue of $20.7 million in the fourth quarter of 2012.

•
Net income for the fourth quarter of 2013 was $2.5 million, or a $0.04 net income per diluted share. This compares to a net loss of $0.4 million, or a $0.01 net loss per share, in the third quarter of 2013, and a net loss of $8.8 million, or a $0.15 net loss per share, in the fourth quarter of 2012.

•	Excluding restructuring charges, non-GAAP operating expenses of $44.8 million in 2013 represent a $14.4 million, or 24 percent, decrease as compared to $59.1 million in 2012.

“We continued to see the benefits of our focus on our customers’ success which, coupled with our efforts to maintain a cost-effective operating structure, resulted in a 21% increase in quarterly revenue and a profitable quarter,” noted Fusen Chen, Mattson Technology's President and Chief Executive Officer. “Our recent equity offering with net proceeds of $31.3 million, combined with availability under our existing $25 million line of credit, provides the liquidity needed to continue building upon the momentum of 2013, and we look forward to further expanding the partnerships with our customers to create leading edge solutions such as the recently announced success of the Millios millisecond anneal system.”

Fourth Quarter 2013 Financial Results
Net revenue for the fourth quarter of 2013 was $40.8 million, representing a $6.9 million, or 21 percent, increase compared to $33.8 million net revenue in the third quarter of 2013, and a $20.0 million, or 97 percent, increase compared to $20.7 million net revenue in the fourth quarter of 2012.
Gross margin in the fourth quarter of 2013 was 32 percent, relatively flat compared to approximately 34 percent gross margins reported in each of the third quarter of 2013 and the fourth quarter of 2012.
Total operating expenses were $11.1 million in the fourth quarter of 2013, a $0.6 million, or 5 percent, decrease compared to $11.7 million total operating expense in the third quarter of 2013 and a $4.6 million, or 29 percent, decrease compared to $15.8 million total operating expense in the fourth quarter of 2012.

Excluding restructuring and other charges, non-GAAP operating expenses were $11.1 million in the fourth quarter of 2013, which represents a $0.5 million, or 4.4 percent, increase compared to $10.7 million in the third quarter of 2013 and a $1.6 million or 12.4 percent, decrease compared to $12.7 million in the fourth quarter of 2012. Restructuring and other charges in the fourth quarter of 2013, third quarter of 2013, and fourth quarter of 2012 were zero, $1.0 million, and $3.1 million, respectively.
Net income for the fourth quarter of 2013 was $2.5 million or a $0.04 net income per diluted share. This compares with a net loss of $0.4 million, or a $0.01 net loss per share in the third quarter of 2013, and a net loss of $8.8 million, or a $0.15 net loss per share, as reported in the fourth quarter of 2012.
Excluding restructuring and other charges, the Company had $0.04 non-GAAP net income per diluted share in the fourth quarter of 2013 as compared to a $0.01 non-GAAP net income per diluted share in the third quarter of 2013 and a $0.10 non-GAAP net loss per share of in the fourth quarter of 2012. Due to the absence of restructuring charges in the fourth quarter of 2013, there is no difference between GAAP and non-GAAP net income per diluted share.
At December 31, 2013, working capital was $27 million, with cash, cash equivalents, and restricted cash of $16.7 million. At December 31, 2013, we had $14.0 million outstanding under our revolving credit facility.

Fiscal Year 2013 Financial Results
Net revenue was $119.4 million in 2013, a decreased of $7.1 million, or 6 percent, as compared to $126.5 million in net revenue in 2012. Gross margin for fiscal year 2013 was 31.3 percent, representing 4 point decrease compared with gross margin of 35.5 percent in 2012.
Total operating expenses for 2013 were $48.4 million, which represents a $15.8 million, or 25 percent, decrease compared with total operating expenses of $64.2 million in 2012.
Excluding restructuring and charges, non-GAAP operating expenses for fiscal year 2013 were $44.8 million, representing a $14.4 million, or 24 percent, decrease as compared to $59.1 million reported in fiscal year 2012. Restructuring and other charges for the years ended December 31, 2013 and 2012 were $3.7 million and $5.1 million, respectively.
Net loss for fiscal year 2013 was $11.0 million, or $0.19 net loss per share, as compared to a net loss of $19.3 million, or a $0.33 net loss per share in 2012. Excluding restructuring and other charges, non-GAAP net loss per share for fiscal years 2013 and 2012 was $0.12 and $0.24, respectively.

Conference Call

On Tuesday February 20, 2014, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), Mattson Technology will hold a conference call to review the following topics: 2013 fourth quarter and annual financial results, current business conditions, the near-term business outlook and guidance for the first quarter of 2014. The conference call will be simultaneously webcast at www.mattson.com under the Investors section. To access the live conference call, please dial (970) 315-0417.

Use of Non-GAAP Measures

In addition to U.S. Generally Accepted Accounting Principles (GAAP) results, this press release contains certain non-GAAP financial measures. The Company's non-GAAP results for total operating expenses and net loss per share exclude amounts listed as restructuring and other charges in the accompanying tables. Management uses non-GAAP operating expenses and net income/loss per basic and diluted share to evaluate the Company's operating and financial results. The Company believes the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing the investors' ability to view the Company's results from management's perspective. Restructuring and other charges in the fourth quarter of 2013, third quarter of 2013, and fourth quarter of 2012 were zero, $1.0 million, and $3.1 million, respectively. Restructuring and other charges were $3.7 million and $5.1 million for the years ended December 31, 2013 and 2012, respectively.

About Mattson Technology, Inc.

Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Etch, Rapid Thermal Processing and Millisecond Anneal. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON / (510) 657-5900. Internet: www.mattson.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding the company’s financial and operational projections and performance, technology, product performance and reliability, anticipated demand for the company’s products, ability to convert new market opportunities and plans, strategies and objectives of management for future operations, cost-control initiatives, liquidity, uses of cash and availability and terms related to our existing line of credit. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially from those expressed or implied by such forward-looking statements and assumptions. Such risks and uncertainties include, but are not limited to: macroeconomic and geopolitical trends and events; end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the company’s products; customer acceptance of delivered products and the company’s ability to collect amounts due upon shipment and upon acceptance; the company’s ability to timely manufacture, deliver and support ordered products; the company’s ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the company’s competitors; the company’s ability to align its cost structure with market conditions; and other risks and uncertainties described in the company’s Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The company assumes no obligation to update the information provided in this news release.

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 29, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net revenue	$40,783	$33,840	$20,740	$119,434	$126,526
Cost of goods sold	27,636	22,416	13,763	82,028	81,626
Gross margin	13,147	11,424	6,977	37,406	44,900
Operating expenses:
Research, development and engineering	4,350	4,082	4,690	16,915	22,328
Selling, general and administrative	6,768	6,572	8,009	27,842	36,786
Restructuring and other charges	—	1,000	3,066	3,662	5,070
Total operating expenses	11,118	11,654	15,765	48,419	64,184
Income (loss) from operations	2,029	(230)	(8,788)	(11,013)	(19,284)
Interest and other income (expense), net	(109)	(198)	283	(504)	449
Income (loss) before income taxes	1,920	(428)	(8,505)	(11,517)	(18,835)
Provision for (benefit from) income taxes	(592)	(16)	315	(542)	484
Net income (loss)	$2,512	$(412)	$(8,820)	$(10,975)	$(19,319)
Net income (loss) per share:
Basic	$0.04	$(0.01)	$(0.15)	$(0.19)	$(0.33)
Diluted	$0.04	$(0.01)	$(0.15)	$(0.19)	$(0.33)
Shares used in computing net income (loss) per share:
Basic and diluted	59,127	59,024	58,638	58,944	58,538
Diluted	60,830	59,024	58,638	58,944	58,538

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$14,578	$14,354
Accounts receivable, net	26,245	15,660
Advance billings	3,346	1,720
Inventories	34,126	33,309
Prepaid expenses and other current assets	5,267	4,561
Total current assets	83,562	69,604
Property and equipment, net	9,216	7,387
Intangibles, net	250	500
Restricted cash	2,087	1,877
Other assets	808	701
Total assets	$95,923	$80,069

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,624	$11,767
Accrued compensation and benefits	2,713	4,496
Deferred revenue-current	9,107	6,189
Revolving credit facility	14,000	—
Other current liabilities	4,122	7,518
Total current liabilities	56,566	29,970
Deferred revenues, non-current	1,971	3,059
Other long-term liabilities	3,237	3,748
Total liabilities	61,774	36,777
Stockholders' equity	34,149	43,292
Total liabilities and stockholders' equity	$95,923	$80,069